EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

($ amounts in millions)

Nine Months Ended September 30, 2007 and 2006

	2007	2006

Income from continuing operations before income taxes and minority interest	$150.9	$72.2

Less: Equity in losses of venture capital partnership investments	0.2	1.1

Add: Distributed earnings of affiliates	—	—
Distributed earnings of venture capital partnership investments	1.4	4.2

Income from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments	$152.1	$75.3

Fixed Charges:
Interest expense on indebtedness(1)	$32.6	$36.8
Stock purchase contract adjustment payments	—	—
Rental expense	0.9	0.5

Fixed charges, exclusive of interest credited on policyholder contract balances	$33.5	$37.3
Interest credited on policyholder contract balances	117.3	131.0

Total fixed charges, inclusive of interest credited on policyholder contract balances	$150.8	$168.3

Income from continuing operations before income taxes, minority interest, equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges	$302.9	$243.6

Ratio of earnings to fixed charges	2.0	1.4

Additional earnings required to achieve 1:1 ratio coverage	$—	$—

SUPPLEMENTAL RATIO(2) — ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances:

Income from continuing operations before income taxes, minority interest and equity in undistributed earnings of affiliates and venture capital partnership investments	$152.1	$75.3

Fixed Charges:
Total fixed charges, as above	$33.5	$37.3

Income from continuing operations before income taxes, minority interest, equity in undistributed earnings of affiliates and venture capital partnership investments and fixed charges	$185.6	$112.6

Ratio of earnings to fixed charges	5.5	3.0

Additional earnings required to achieve 1:1 ratio coverage	$—	$—

(1)

Interest expense on collateralized obligations is not included as these are non-recourse liabilities to Phoenix and the interest expense is solely funded by assets pledged as collateral consolidated on our balance sheet.

(2)	This ratio is disclosed for the convenience of investors and may be more comparable to the ratios disclosed by other issuers of fixed income securities.